Exhibit 16

January 8, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the fifth paragraph on page 199 of the Form S-1 dated January 8, 2015, of Summit Materials, Inc. and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant in the sixth paragraph on page 199.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia